Exhibit 10.1

DATED 1 AUGUST 2018

AMENDMENT AND RESTATEMENT AGREEMENT

relating to the

SUBSCRIPTION AGREEMENT DATED 7 JUNE 2018

between

MPT OPERATING PARTNERSHIP, L.P. acting by its general partner MEDICAL PROPERTIES TRUST, LLC

and

PRIMOTOP HOLDING S.À R.L.

and

MPT RHM HOLDCO S.À R.L.

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	AGREEMENT TO SUBSCRIBE FOR PRIMOTOP SHARES and ADVANCE THE PRIMOTOP SHAREHOLDER LOAN	11
3.	amounts	11
4.	PRE-COMPLETION	12
5.	CONDITIONS	17
6.	COMPLETION	18
7.	POST-COMPLETION ADJUSTMENTS	21
8.	WARRANTIES	25
9.	TAX	27
10.	MPT’S LIABILITY with respect to warranty CLAIMS	28
11.	Specific indemnity	31
12.	CLAIMS	33
13.	Payment	34
14.	mpt termination right in case of a rett Law change or RETT Law Change Announcement	34
15.	CONFIDENTIALITY	35
16.	OTHER PROVISIONS	36
Schedule 1 The Company and the Subsidiaries		40
	Part A – Particulars of the Company	40
	Part B – Particulars of the Partnership and Partnership GP	41
	Part C - Particulars of the Subsidiaries	42
Schedule 2 THE PROPERTIES		49
Schedule 3 Exchange and Completion		50
	Part A - Exchange Obligations	50
	Part B - Completion Obligations	51
Schedule 4 completion accounts and net Asset ValuE statement		53
	Part A – Accounting principles for the Completion Accounts and Net Asset Value Statement	53
	Part B – Net Asset Value Statement	54
Schedule 5 Warranties		61
Schedule 6 PRIMOTOP Warranties		68
Schedule 7 TAX		69
Schedule 8 Leases		80
Schedule 9 TRANSACTION STEP PLAN		81
Schedule 10 Third Party Financing – Term Sheet		82
Schedule 11 ARTICLES		97
Schedule 12 PRIMOTOP Shareholder Loan Agreement		98
Schedule 13 MPT Shareholder Loan Agreement		99
Schedule 14 MANAGEMENT AGREEMENT		100
Schedule 15 SHAREHOLDERS’ AGREEMENT		101
Schedule 16 Intragroup Loans		102

THIS SUBSCRIPTION AGREEMENT (the "Agreement") is made on 7 June	2018

BETWEEN:

(1)

MPT OPERATING PARTNERSHIP, L.P., a limited partnership established in Delaware, registered with the Secretary of State of the State of Delaware under number 3701429 and whose registered office is at 1000 Urban Center Drive, Suite 500, Birmingham, AL 35242, United States (“MPT”) acting by its general partner MEDICAL PROPERTIES TRUST, LLC (“MPT GP”);

(2)

PRIMOTOP HOLDING S.À R.L., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 43-45 Allée Scheffer, L-2520 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 224734 (“PRIMOTOP”); and

(3)

MPT RHM HOLDCO S.À R.L., a société à responsabilité limitée incorporated and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is at 25 Rue Philippe II, L-2340 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 180198 (the “Company”).

WHEREAS:

(A)

As at the date of this Agreement the Company has a share capital of 12,500 shares having a nominal value of €1.00 each, held by MPT. No further issues of shares in the Company shall be made prior to Completion.

(B)	On Completion, pursuant to Clause 6.3, the Company shall issue 12,500 shares having a nominal value of €1.00 each to PRIMOTOP, and PRIMOTOP shall advance an interest bearing loan to the Company.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

“Accounts” means the unaudited financial statements of the Company and each Group Company as at and for the financial year ended on the Accounts Date;

“Accounts Date” means 31 December 2016;

“Affiliate” means, in relation to the person concerned, any person (whether a body  corporate, partnership or unit trust and whether or not having legal personality) which Controls, is Controlled by or is under common Control with such person;

“After Tax Basis” means, with respect to a payment obligation (including any indemnification payment), that: (a) if the relevant amount payable is subject to Tax in the hands of the recipient; and/or (b) if the relevant amount payable is payable by way of compensation or indemnity in respect of any matter that has given rise or will give rise to a Relief for the recipient of the relevant amount payable, then the relevant amount payable shall be increased or reduced by such amount as is necessary to ensure that the net amount retained by the recipient after Tax for which it is liable on the receipt leaves the recipient in no better and no worse a financial position after Tax than they would have been in had the payment not been subject to Tax in their hands or (in the case of any payment by way of compensation or indemnity) had the matter compensated for or indemnified against not arisen;

“agreed terms” means, in relation to a document, such document in the terms agreed between MPT and PRIMOTOP, with such alterations as may be agreed in writing between MPT and PRIMOTOP from time to time;

“Agreed Value of the Properties” means the value agreed for the Properties and equal to an aggregate fixed amount of €1,635,042,350;

“Annual Operating Budget” has the meaning given in the Shareholders’ Agreement;

“Approved Transactions” means each of:

(a)	the Pre-Completion Reorganisation; and
(b)	the Third Party Financing;

and “Approved Transaction” means any one of them;

“Articles” has the meaning given in Clause 4.7;

“Auditor” means the auditor appointed to audit the Draft Completion Accounts, being any one of PricewaterhouseCoopers, Deloitte or Grant Thornton;

“Borrowings” means, in relation to a person, financial indebtedness and amounts in the nature of financial indebtedness, owed by that person;

“Business Day” means a day which is not a Saturday or Sunday or a bank or public holiday in the United States, Germany, Luxembourg or France;

“Business Plan” has the meaning given in the Shareholders' Agreement;

“Cash” has the meaning given in paragraph 3 of Part B of Schedule 4;

“CA Notice” has the meaning given in Clause 7.1(f);

“CA Objection Notice” has the meaning given in Clause 7.1(f);

“Change of Law RETT” has the meaning given in Clause 16.7(b);

“Clearance” has the meaning given in Clause 5.1;

“Company’s Account” means an account with ING Bank with the following details: Account Name: MPT RHM HOLDCO S.A.R.L.; Swift Code: CELLLULL; IBAN: LU45 0141 2488 3080 0000;

“Competent Competition Authority” means the German Federal Cartel Office;

“Completion” means the completion of the subscription for the PRIMOTOP Shares and the advance of the PRIMOTOP Shareholder Loan by PRIMOTOP pursuant to Clause 6.1;

“Completion Accounts” means the LuxGAAP financial statements (balance sheet and Profit & Loss statements) to be prepared as at the Completion Date in accordance with Clause 7.1 and Part A of Schedule 4;

“Completion Date” means the latest of:

(a)

the date which is the last Business Day of the month in which the Unconditional Date occurs, provided that if the Unconditional Date falls after the date which is twenty (20) Business Days before the end of a month, the Completion Date shall be on the last Business Day of the following month; or

(b)	the date which is the last Business Day of the month during which:
(i)	a Material Breach Remedy Period ends; or
(ii)	a Material Inaccuracy Remedy Period ends;

and where more than one such period runs concurrently, the period which ends on the latest date;

“Completion Obligations” means the obligations set out in Clause 6.3 and 6.4 and Schedule 3, Part B and “Completion Obligation” shall be construed accordingly;

“Conditions Precedent” has the meaning given in Clause 5.1;

“Consideration Excess” means the absolute value of the difference between the Estimated PRIMOTOP Shares Subscription Amount and the PRIMOTOP Shares Subscription Amount, if positive;

“Consideration Shortfall” means the absolute value of the difference between the Estimated PRIMOTOP Shares Subscription Amount and the PRIMOTOP Shares Subscription Amount, if negative;

“Control” means, with respect to a person, directly or indirectly: (a) the holding of more than fifty percent (50%) of the share capital and/or voting rights of that person (by transparency by multiplying the shareholding and voting rights percentages); or (b)  the right to appoint or remove a majority of the directors of that person, by contract or otherwise; it being specified that an entity (with or without legal personality) shall be deemed to be Controlled by its managing partner, its management company, its general partner or any entity in charge of the management of that entity in any capacity whatsoever; and “Controlling” and “Controlled” shall be construed accordingly;

“Current Assets” has the meaning given in paragraph 3 of Part B of Schedule 4;

“Current Liabilities” has the meaning given in paragraph 3 of Part B of Schedule 4;

“Deposit” means the sum of €20,000,000;

“Disclosure Letter” means the letter in the agreed terms dated on or around the date of this Agreement from MPT to PRIMOTOP, which discloses matter(s), circumstance(s), act(s), or event(s) which occurred prior to the date of this Agreement and which constitute exceptions to the Warranties and the Tax Warranties;

“Dispute Auditor” has the meaning given in Clause 7.1(g) of this Agreement;

“Draft Completion Accounts” has the meaning given in Clause 7.1(a);

“Encumbrance” means any charge, mortgage, lien, option, equity, power of sale, pledge, hypothecation, usufruct, retention of title, right of pre-emption, right of first offer, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing and “Encumber” shall be construed accordingly;

“Escrow Account” means the account of the Escrow Agent designated for the escrow of the Deposit pursuant to the terms of the Escrow Agreement;

“Escrow Agent” means Arendt & Medernach SA;

“Escrow Agreement” means the escrow agreement dated on or around the date of this Agreement between MPT, PRIMOTOP and the Escrow Agent;

“Estimated Cash” has the meaning given in paragraph 2 of Part B of Schedule 4;

“Estimated Completion Accounts” means the estimated LuxGAAP financial statements (balance sheet and Profit & Loss statements) to be prepared as at the Completion Date in accordance with Clause 6.1, Clause 7.1(a)(i) and 7.1(a)(ii) and with Part A of Schedule 4;

“Estimated Current Assets” has the meaning given in paragraph 2 of Part B of Schedule 4;

“Estimated Current Liabilities” has the meaning given in paragraph 2 of Part B of Schedule 4;

“Estimated Net Asset Value” means an amount equal to the estimated aggregate amount of the assets of the Group as at the Completion Date, less the estimated aggregate amount of the liabilities of the Group as at the Completion Date calculated in accordance with the specific policies and adjustments set out in Part A of Schedule 4 and with the methodology set out in Part B of Schedule 4, as shown in the Estimated Completion Accounts;

“Estimated Net Asset Value Notification” has the meaning given in Clause 6.1(a);

“Estimated Net Current Assets” has the meaning given in paragraph 2 of Part B of Schedule 4;

“Estimated PRIMOTOP Shares Subscription Amount” means the amount to be paid by PRIMOTOP on the Completion Date as consideration for the subscription for the PRIMOTOP Shares, corresponding to 50% of the Estimated Net Asset Value and to be further adjusted following Completion pursuant to the terms of Clause 7;

“EUR” means Euro, being the lawful currency in the territory of the European Monetary Union and “Euro”  “EUR” or “€” shall be construed accordingly;

“Exchange Rate” means, with respect to a particular currency for a particular day the spot rate of exchange (the closing mid-point) for that currency into Euro on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate published by the European Central Bank on its website www.ecb.eu as at the close of business in Frankfurt as at such date;

“Fairly Disclosed” means, disclosed in such a manner and in sufficient detail to enable a reasonable subscriber for shares in the Company to make a reasonably informed assessment of the nature and scope of the matter disclosed, and such matter being present, certain or more likely than not to occur;

“Gap Control Breach” has the meaning given in Clause 4.2(a);

“Gap Control Notice” has the meaning given in Clause 4.2(a);

“Group” means the Group Companies, taken as a whole;

“Group Companies” means the Company and the Subsidiaries and “Group Company” means any one of them;

“Inaccuracy Event” means one or more matter(s), circumstance(s), act(s) or event(s) or several events arising from substantially identical facts or circumstances, which occur prior to the Completion Date, which result in any of the Warranties or the Tax Warranties being untrue or inaccurate and which are not Fairly Disclosed in the Disclosure Letter;

“Indemnity Cap” has the meaning given in Clause 11.1;

“Indemnity Losses” means any Losses suffered or incurred by PRIMOTOP or the Group Companies after the date of this Agreement arising in connection with or as a result of the implementation of the Pre-Completion Reorganisation transaction steps 1 – 15 (inclusive) of the Transaction Step Plan, including for the avoidance of doubt: (a) any RETT due to a retroactive denial of a RETT exemption claimed or applicable in connection with the Pre-Completion Reorganisation transaction steps even if the facts and circumstances leading to the denial of the initial RETT exemption occur after the Completion Date; and (b) any Loss arising as a result of any failure to comply with or the actual implementation of any Tax filing or Tax notification requirements (e.g. RETT filing or notification requirements) in relation to the Pre-Completion Reorganisation and “Indemnity Loss” shall be construed accordingly;

“Indemnity Losses Claim” means a claim for which MPT is liable pursuant to Clause 11.1;

“Initial Annual Operating Budget” has the meaning given in the Shareholders’ Agreement;

“Initial Bank” means Société Générale S.A. Frankfurt Branch, as original lender;

“Interim Material Inaccuracy Event” means an Inaccuracy Event which occurs after the date of this Agreement but prior to the Completion Date and which results in any of the Warranties or of the Tax Warranties being untrue or inaccurate and which, alone or together with any other Inaccuracy Event: (a) creates a reduction in the gross asset value of any Group Company or the Group; or (b) would create a Loss to PRIMOTOP, in each case, in excess of €5,000,000 in aggregate;

“Intragroup Loan Agreements” means any intragroup loan agreements entered into between Group Companies in order to document the Intragroup Loans;

“Intragroup Loans” means any intragroup loans advanced between Group Companies being, as at the date of this Agreement, the intragroup loans listed in Schedule 16;

“Leases” means the lease agreements existing with respect to the Properties as set out in Schedule 8 of this Agreement, and “Lease” shall mean any one of them;

“Liability to Tax” has the meaning given to it in Part 1 of Schedule 7;

“Long Stop Date” means 1 October 2018;

“Losses” means financial losses, liabilities, costs (including without limitation Taxes, legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands, and “Loss” shall be construed accordingly;

“LP Pledge” has the meaning given to it in Clause 4.3(d);

“Management Accounts” means the unaudited monthly management accounts of each Group Company for the period ending on 30 September 2017;

“Management Agreement” means the management agreement, in the agreed terms and attached as Schedule 14, to be entered into between certain Group Companies and the Manager on Completion, pursuant to which the Manager will provide certain management services to such Group Companies;

“Management Fee” has the meaning given in the Management Agreement;

“Manager” means Medical Properties Trust S.à .r.l.;

“Material Breach Event Notice” has the meaning given at Clause 4.2(b);

“Material Breach Remedy Period” has the meaning given in Clause 4.2(b)(iii);

“Material Contract” means the management and administration agreement effective as of 1 April 2017 between certain Group Companies and Intertrust (Luxembourg) S.à r.l.;

“Material Gap Control Breach” means one or more:

(a)	Gap Control Breach(es) which constitute a breach of Clause 4.1(b)(ii); or
(b)

any other Gap Control Breach(es) which alone or together with any other breach(es) to Clause 4.1: (a) create a reduction in the gross asset value of any Group Company or the Group; or (b) would create a Loss to PRIMOTOP, in each case, in excess of €2,000,000 in aggregate;

“Material Inaccuracy Event” means a Pre-Signing Material Inaccuracy Event or an Interim Material Inaccuracy Event;

“Material Inaccuracy Event Notice” means a notice issued by PRIMOTOP to MPT under Clause 8.4(a) of this Agreement;

“Material Inaccuracy Remedy Period” has the meaning given in Clause 8.4(a);

“Material Interim Breach” means one or more Gap Control Breach(es) and/or one or more Inaccuracy Event(s) which together: (a) create a reduction in the gross asset value of any Group Company or the Group; or (b) would create a Loss to PRIMOTOP, in each case, in excess of €5,000,000 in aggregate;

“MPT Distribution” means a distribution to be made by the Company in accordance with Clause 6.5 and the Shareholders’ Agreement in an amount equal to the aggregate of: (a) 50% of the Estimated Net Asset Value; plus (b) the PRIMOTOP Shareholder Loan Amount; plus (c) the Third Party Financing Amount; plus (d) the amount of cash in the Estimated Completion Accounts exceeding the above item (c); minus (e) the difference between: (i) the Estimated Current Liabilities and (ii) the other Estimated Current Assets (excluding cash) (if the Estimated Current Assets exceed the Estimated Current Liabilities, the value of (e) shall be 0);

“MPT’s Group” means MPT and its Affiliates (excluding the Group Companies) from time to time;

“MPT Profit Participating Loan” means the aggregate amount of principal plus any accrued and unpaid interest outstanding thereon owed by the Company pursuant to the MPT Profit Participating Loan Agreements following satisfaction of all Completion Obligations, including, for the avoidance of doubt, those set out in paragraph 3 of Part B of Schedule 3;

“MPT Profit Participating Loan Agreements” means:

(a)

the profit participating loan agreement between the Company (as borrower) and MPT (as lender), dated 26 November 2013 and amended on 28 February 2014, under which an aggregate amount (including interest) of €200,000,000 remains outstanding as at the date of this Agreement;

(b)

the profit participating loan agreement between the Company (as borrower) and MPT (as lender), dated 18 November 2014, under which an aggregate amount (including interest) of €50,190,928.09 remains outstanding as at the date of this Agreement;

(c)

the profit participating facility agreement A between the Company (as borrower) and MPT (as lender), dated 17 November 2015, under which an aggregate amount (including interest) of €462,338,727.89 remains outstanding as at the date of this Agreement; and

(d)

the profit participating facility agreement B between the Company (as borrower) and MPT (as lender), dated December 2015, under which an aggregate amount (including interest) of €498,346,722.10 remains outstanding as at the date of this Agreement;

“MPT Shareholder Loan Agreement” means the interest bearing loan agreement, in the agreed terms and attached as Schedule 13 hereto, to be entered into by MPT and the Company upon conversion of the MPT Profit Participating Loan in accordance with transaction step 13 of the Transaction Step Plan;

“MPT Shareholder Loan” means the interest bearing loan to be granted by MPT to the Company pursuant to the MPT Shareholder Loan Agreement;

“Net Asset Value” means an amount equal to the aggregate amount of the assets of the Group as at the Completion Date, less the aggregate amount of the liabilities of the Group as at the Completion Date calculated in accordance with the specific policies and adjustments set out in Part A of Schedule 4 and with the methodology set out in Part B of Schedule 4;

“Net Asset Value Report Format” means the reporting format to be appended as schedule 11 to the Shareholders’ Agreement;

“Net Current Assets” has the meaning given in paragraph 3 of Part B of Schedule 4;

“Net Current Assets Excess” means the absolute value of the difference between the Estimated Net Current Assets and the Net Current Assets, if positive;

“Net Current Assets Shortfall” means the absolute value of the difference between the Estimated Net Current Assets and the Net Current Assets, if negative;

“New Completion Date” has the meaning given in Clause 6.6(a)(ii)(B);

“Non-Value Items” means the non-value items in the accounts of the Company or any Group Company, corresponding to assets which have no market value, e.g. any outstanding amount of loan issuance costs capitalized and recorded in the relevant accounts, with the exception of loan issuance costs with respect to the Third-Party Financing which shall not be treated as non-value items;

“Parties” means the parties to this Agreement, each being a “Party”;

“Partnership” means MPT Luxembourg Partnership SCS;

“Partnership GP” means MPT Luxembourg GP S.à r.l.;

“Pre-Completion Reorganisation” means the steps to be carried out prior to, at and immediately following Completion, as set out in the Transaction Step Plan;

“Properties” means the real estate properties or, where applicable, hereditary building rights owned by the Group, details of which are set out in Schedule 2 and “Property” means any one of them;

“PRIMOTOP’s Group” means PRIMOTOP and its Affiliates (excluding the Group Companies) from time to time;

“PRIMOTOP Shareholder Loan Agreement” means the interest bearing loan agreement, in the agreed terms and attached as Schedule 12 hereto, to be entered into by PRIMOTOP and the Company on Completion;

“PRIMOTOP Shareholder Loan Amount” has the meaning given in Clause 3.3.;

“PRIMOTOP Shareholder Loan” means the interest bearing loan to be granted by PRIMOTOP to the Company on Completion pursuant to the PRIMOTOP Shareholder Loan Agreement for an amount equal to the PRIMOTOP Shareholder Loan Amount;

“PRIMOTOP Shares” means 12,500 new Shares having a nominal value of €1.00 each to be issued by the Company and subscribed for by PRIMOTOP upon Completion in accordance with this Agreement;

“PRIMOTOP Shares Subscription Amount” has the meaning given in Clause 3.2;

“PRIMOTOP Warranties” means the warranties set out in Schedule 6 and “PRIMOTOP Warranty” means any one of them;

“Pre-Signing Material Inaccuracy Event” means an Inaccuracy Event which occurred before the date of this Agreement but is revealed following the date of this Agreement, but prior to the Completion Date and which results in any of the Warranties or of the Tax Warranties being untrue or inaccurate and which, alone or together with any other Inaccuracy Event: (a) creates a reduction in the gross asset value of any Group Company or the Group; or (b) would create a Loss to PRIMOTOP, in each case, in excess of €5,000,000 in aggregate;

“Relevant Proportion” has the meaning given in the Shareholders' Agreement;

“Relief” shall have the meaning given in Schedule 7;

“Resolution Period” has the meaning given in Clause 7.1(g);

“RETT” means German real estate transfer tax (Grundewerbsteuer);

“RETTA” means the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz);

“RETT Law Change” means: (a) any change of the RETTA (including a change having retroactive effect) enacted between the date of this Agreement and Completion; and/or (b) any legislation enacted after Completion pursuant to a RETT Law Change Announcement (for the avoidance of doubt, irrespective of if and the extent to which any such RETT Law Change Announcement has been amended or changed in the legislation process until the final enacted form);

“RETT Law Change Announcement” means a legislative initiative formally brought into the lower house of the German parliament (Bundestag) by the upper house of the German parliament (Bundesrat) or publicly announced by any German state (Bundesstaat) or the German federal government (Bundesregierung) between the date of this Agreement and Completion, which aims to change the RETTA (for the avoidance of doubt, whether or not such initiative also has other aims);

“RETT Notification” means a notification pursuant to section 16 para. 5 in conjunction with section 18 et seqq. RETTA (as amended or any provision replacing the foregoing provisions) to inform the German Tax Authorities about: (a) the subscription for the PRIMOTOP Shares by PRIMOTOP pursuant to this Agreement (even if not explicitly required by the language of section 16 para. 5 RETTA in order to secure non-taxation upon any termination of this Agreement prior to Completion for any reason); and/or (b) the Pre-Completion Reorganisation;

“Shareholder Loan Agreements” means the MPT Shareholder Loan Agreement and the PRIMOTOP Shareholder Loan Agreement;

“Shareholders’ Agreement” means the shareholders’ agreement, in the agreed terms and attached as Schedule 15, to be entered into between the Company, MPT and PRIMOTOP at Completion in relation to the governance of the Company and the relationships of MPT and PRIMOTOP as shareholders of the Company;

“Shares” means all the shares in the issued share capital of the Company from time to time, being, as at the date of this Agreement, 12,500 shares having a nominal value of €1.00 each held by MPT;

“Subsidiaries” means the companies Controlled by the Company (including, for the avoidance of doubt, the Partnership and the Partnership GP), details of which are set out in Part B and Part C of Schedule 1 and “Subsidiary” means any one of them;

“Supplemental Disclosure Letter” means the letter dated on or prior to the Completion Date from MPT to PRIMOTOP, which discloses any matters occurring in the period between the date of this Agreement and Completion constituting exceptions to the Warranties and the Tax Warranties;

“Surviving Clauses” shall have the meaning given in Clause 16.14;

“Tax” shall have the meaning given in Schedule 7;

“Tax Authority” shall have the meaning given in Schedule 7;

“Tax Claim” shall have the meaning given in Schedule 7;

“Tax Covenant” shall have the meaning given in Schedule 7;

“Tax Warranties” shall have the meaning given in Schedule 7;

“Tenants” means any tenant, licensee or any other third party with subsisting rights of use, occupation or enjoyment of a Property or any part thereof pursuant to the terms of a Lease;

“Third Party Facility Agreement” means the facility agreement to be entered into between the Group and a third party lender or lenders, pursuant to which the Group will incur Borrowings;

“Third Party Financing” means the financing to be provided to the Group by a third party lender or lenders pursuant to the Third Party Financing Documents substantially in accordance with the term sheet set out in Schedule 10;

“Third Party Financing Amount” means the amounts received by the Company following advance of the Third Party Financing net of any debt issuance costs;

“Third Party Financing Documents” means the Third Party Facility Agreement and related security agreements and ancillary documents to be entered into between the Group and a third party lender or lenders prior to Completion in the context of the Third Party Financing;

“Transaction” means the transaction contemplated by Clause 2.1;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Supplemental Disclosure Letter, the Shareholder Loan Agreements, the Shareholders’ Agreement, the Articles, the Management Agreement and any other document entered into in connection with the Transaction and “Transaction Document” shall be construed accordingly;

“Transaction Step Plan” means the transaction step plan set out in Schedule 9 setting out certain transaction steps to be undertaken in relation to the Group prior to, at and immediately following Completion;

“Unconditional Date” means the Business Day on or by which all of the Conditions Precedent have been satisfied in accordance with Clause 0;

“VAT” shall have the meaning given in Schedule 7;

“VDD Reports” means each of: (a) the corporate legal vendor due diligence report relating to the Transaction prepared by Arendt & Medernach SA dated on or around the date of this Agreement; (b) the property legal vendor due diligence report relating to the Transaction prepared by Goodwin Procter LLP dated on or around the date of this Agreement; (c) the tax and financial due diligence reports relating to the Transaction prepared by Ernst & Young GmbH dated on or around the date of this Agreement; and (d) the technical and fire protection vendor due diligence reports relating to the Transaction prepared by CBRE Preuss Valteq GmbH which are dated on or around the date of this Agreement;

“Warranties” means the warranties set out in Schedule 5 and “Warranty” means any one of them;

“Warranty Cap” has the meaning given in Clause 10.1;

“Warranty Claim” means a claim for a breach of one or more of the Warranties or Tax Warranties; and

“Warranty Notification” has the meaning given in Clause 8.3.

1.2	Modifications, etc. of statutes

References to a statute or statutory provision include:

(a)	that statute or statutory provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;
(b)	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and
(c)	any subordinate legislation made from time to time under that statute or statutory provision.
1.3	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to persons and companies

References to:

(a)	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and
(b)	a company includes any company, corporation or body corporate, wherever incorporated.
1.5	Schedules, etc.

References to this Agreement shall include any recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and parts are to paragraphs and parts of the Schedules.

1.6	Headings

Headings shall be ignored in interpreting this Agreement.

1.7	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8	Legal Terms

References to any Luxembourg legal term shall, in respect of any jurisdiction other than Luxembourg, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.9	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

2.	AGREEMENT TO SUBSCRIBE FOR PRIMOTOP SHARES and ADVANCE THE PRIMOTOP SHAREHOLDER LOAN
2.1	On and subject to the terms of this Agreement:
(a)	the Company agrees to issue, and MPT shall procure that the Company issues, and PRIMOTOP agrees to subscribe for, the PRIMOTOP Shares at Completion; and
(b)	PRIMOTOP agrees to advance the PRIMOTOP Shareholder Loan to the Company at Completion.
2.2	MPT and the Company shall procure that on or prior to Completion any and all rights of pre-emption over the PRIMOTOP Shares are waived irrevocably by the persons entitled thereto.
3.	amounts
3.1	Deposit
(a)

PRIMOTOP shall pay the Deposit by telegraphic transfer of immediately available funds to the Escrow Account on the date of this Agreement, to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(b)	If this Agreement does not proceed to Completion and is terminated pursuant to Clause 4.2(b), Clause 4.2(c), Clause 5.4(b), Clause 6.6(b), Clause 8.4(b) or Clause 14:
(i)

PRIMOTOP shall be entitled to a return of the Deposit, together with any accrued interest thereon (if any) and MPT shall have no entitlement to, or claim in respect of, the Deposit, provided that if negative interest has accrued on the amount of the Deposit, MPT shall fund the Escrow Account so that the amount released to PRIMOTOP amounts to EUR 20,000,000; and

(ii)

on the date of termination of this Agreement in accordance with its terms pursuant to the provisions referred to above, MPT and PRIMOTOP shall jointly instruct the Escrow Agent in accordance with the terms of the Escrow Agreement to promptly release the Deposit to PRIMOTOP (together with any accrued interest thereon (if any) or any amount made available by MPT in accordance with paragraph (i) above (as applicable) by telegraphic transfer of immediately available funds to the account nominated by PRIMOTOP;

(c)	If this Agreement does not proceed to Completion and is terminated as a result of anything other than the circumstances set out in Clause 3.1:
(i)	MPT shall be entitled to the Deposit, plus or minus any accrued interest thereon (as applicable), and PRIMOTOP shall have no entitlement to, or claim in respect of, the Deposit; and
(ii)	on the date of termination of this Agreement in accordance with its terms pursuant to the provisions referred to above, MPT and PRIMOTOP shall jointly instruct the Escrow Agent in accordance with the terms of the Escrow Agreement to promptly release the Deposit to MPT (plus or minus any accrued interest thereon (as applicable)) by telegraphic transfer of immediately available funds to the account nominated by MPT.

3.2	PRIMOTOP Shares Subscription Amount

The consideration payable by PRIMOTOP for the subscription for the PRIMOTOP Shares under this Agreement shall be an amount in Euro equal to 50% of the Net Asset Value, of which €12,500 shall be allocated to the Company’s share capital and the remainder shall be credited to the Company’s share premium account (the “PRIMOTOP Shares Subscription Amount”).

3.3	PRIMOTOP Shareholder Loan Amount

The amount payable by PRIMOTOP to advance the PRIMOTOP Shareholder Loan under this Agreement shall be €290,000,000 (the “PRIMOTOP Shareholder Loan Amount”).

4.	PRE-COMPLETION
4.1	MPT’s Pre-Completion Obligations
(a)

MPT undertakes that, between the date of this Agreement and Completion, each Group Company shall carry on its business as a going concern in the ordinary course as carried on in the 12 months prior to the date of this Agreement save with the prior written consent of PRIMOTOP (such consent not to be unreasonably withheld or delayed).

(b)

Without prejudice to the generality of Clause 4.1(a), MPT undertakes that, between the date of this Agreement and Completion and save for implementation of the Pre-Completion Reorganisation in accordance with the Transaction Step Plan, each Group Company shall not without the prior written consent of PRIMOTOP (such consent not to be unreasonably withheld or delayed):

(i)	enter into any agreement or incur any commitment involving any capital expenditure in excess of €500,000 exclusive of VAT in aggregate;
(ii)	acquire, or agree to acquire, any asset for an amount, in excess of €50,000 exclusive of VAT in aggregate;
(iii)

dispose of, or agree to dispose of, any material asset involving consideration, expenditure or liabilities exceeding €5,000,000 exclusive of VAT in aggregate or other than in the ordinary course of business and on arm’s length terms;

(iv)

incur any additional Borrowings or incur any other indebtedness including, for the avoidance of doubt, by way of an increase in the MPT Profit Participating Loan or the MPT Shareholder Loan (as applicable) or the Intragroup Loans save for any interest accrued in accordance with the terms of such agreements;

(v)	repay, redeem or repurchase any share capital;
(vi)	issue or allot any shares or any securities, share capital or loan capital or grant rights or create any Encumbrance over its shares or the shares it holds in a Group Company;
(vii)	increase or reduce, or make any other alteration to (including by redemption, repurchase, subdivision, consolidation or redesignation) its shares, share capital, loan capital or any other securities;

(viii)	pass any written resolution other than in the ordinary course of business or for the approval of the Transaction;
(ix)	incorporate any subsidiary undertaking or effect any hive-up of assets or effect or become involved in any corporate reorganisation or discontinuation of any part of its business;
(x)	make any loan (other than the granting of any trade credit in the ordinary course of business) to any person save for a loan to another Group Company;
(xi)

enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create or permit to exist any Encumbrance over any of its assets or undertaking in any such case other than as may rise by operation of law;

(xii)	initiate, settle or abandon any claim, litigation, arbitration or other proceedings or make any admission of liability in any such claim except for collection in the ordinary course of debts;
(xiii)	make any change to its accounting methods, principles, practices or policies;
(xiv)

make any change to its methods, principles, practices or policies of Tax accounting or payment or methods of reporting or claiming income, losses, or deductions for Tax purposes save in each case to the extent necessary to comply with applicable law or the published practices of any Tax Authority;

(xv)	change its residence for Tax purposes or create any permanent establishment or other place of business in any other jurisdiction; or
(xvi)	file any amended or past due tax return except for where such tax return relates to a period before the date of this Agreement or except for any RETT Notification;
(xvii)	file any new tax return except in a manner consistent with past practice of the relevant Group Company or except for any RETT Notification;
(xviii)

enter into any agreements, settlements or compromises with a Tax Authority or change the tax structure of the Group Companies and, for the avoidance of doubt, the submission of any RETT Notification does not qualify as such an agreement, settlement or compromise with a Tax Authority;

(xix)	in relation to any Property:
(A)

sell, transfer, assign or charge any Property involving consideration, expenditure or liabilities exceeding €5,000,000 exclusive of VAT or enter into any Encumbrance affecting any Property or agree to do any of the foregoing;

(B)	terminate or serve any notice to terminate any Lease;
(C)

agree any new rent or fee payable under any Lease other than increases or reductions already provided for in the Leases and save where the rent payable under the relevant Lease is less than €250,000 per annum;

(D)	enter into any agreement, lease or other material commitment under which an annual sum of more than €250,000 is payable;

(E)	vary any agreement, lease or other material commitment unless the variation is of an agreement or lease under which an annual sum of less than €250,000 is payable;
(F)	grant or agree to grant any new lease of any Property, save where the rent payable under such lease is less than €250,000;
(G)	release any Tenant from any material obligation under any Lease; or
(H)	begin any court proceedings against a Tenant or other third party or take any steps to wind up (or bankrupt) any Tenant.
(c)

MPT undertakes that, between the date of this Agreement and the Completion Date and at the cost of PRIMOTOP, it shall procure that the corporate purpose of the Group Companies, as described in their respective articles of association or any other constitutional documents, will be amended to refer to a strictly real-estate purpose.

4.2	Breach of MPT’s Pre-Completion Obligations
(a)

If, between the date of this Agreement and Completion, MPT becomes aware of any matter, circumstance, act or event which constitutes a breach of Clause 4.1 (a "Gap Control Breach"), MPT shall notify PRIMOTOP in writing as soon as practicable setting out such details as are then available (a “Gap Control Notice”).

(b)

Should a Gap Control Notice indicate that a Material Gap Control Breach or a Material Interim Breach has occurred, or should PRIMOTOP otherwise become aware of such a Material Gap Control Breach or Material Interim Breach, PRIMOTOP shall be entitled by written notice to MPT (a “Material Breach Event Notice”) to:

(i)	terminate this Agreement (other than the Surviving Clauses); or
(ii)

confirm that it will effect Completion on the Completion Date, so far as practicable, having regard to but without prejudice to its rights and MPT’s obligations and liabilities in relation to any Gap Control Breach or, where applicable in accordance with the provisions of Clause 8.3 and 8.4 below, any Inaccuracy Event; or

(iii)

request that MPT remedies the relevant Material Gap Control Breach or the Material Interim Breach promptly and in any event no later than the date falling 20 Business Days following receipt by MPT of a Material Breach Event Notice (the “Material Breach Remedy Period”).

(c)

Should PRIMOTOP request that MPT remedies the relevant Material Gap Control Breach or Material Interim Breach, MPT shall use all reasonable endeavours to remedy such matter, circumstance, act or event within the Material Breach Remedy Period. If MPT fails to do so, PRIMOTOP may terminate this Agreement (other than the Surviving Clauses) at its absolute discretion.

(d)

For the avoidance of doubt, nothing in this Clause 4.2 shall prejudice any other rights of PRIMOTOP or the obligations and liabilities of MPT in relation to any Gap Control Breach or where applicable in accordance with the provisions of Clause 8.3 and 8.4 below, any Inaccuracy Event.

4.3	Approved Transactions
(a)	Nothing in this Agreement shall prevent MPT and/or the Group Companies from:
(i)	implementing the Pre-Completion Reorganisation in accordance with the Transaction Step Plan; and/or

(ii)	implementing the Third Party Financing in accordance with the Third Party Financing Documents.

No breach of this Agreement shall be deemed to have occurred as a result of any action taken by MPT and/or the Group Companies in relation to the implementation of the Pre-Completion Reorganisation in accordance with the Transaction Step Plan and/or the implementation of the Third Party Financing in accordance with the Third Party Financing Documents.

(b)	MPT undertakes to (and procure that the Company shall):
(i)

provide PRIMOTOP with drafts of the Third Party Financing Documents promptly once they are available and take into account any reasonable comments that PRIMOTOP may have on such drafts, it being specified that, for the avoidance of doubt, any material deviation in the Third Party Financing Documents from the terms set out in Schedule 10 shall require the prior written consent of PRIMOTOP (such consent not to be unreasonably withheld or delayed); and

(ii)

upon receipt of such documents and in any event no later than 10 Business Days before their expected execution date, request the written approval of PRIMOTOP to the final drafts of the Third Party Financing Documents (such consent not to be unreasonably withheld or delayed).

(c)

It is specifically acknowledged that any funding provided to the Group shall be on a non-recourse basis against MPT and/or PRIMOTOP (other than, if and to the extent required by the Third Party Financing, a limited recourse pledge of their Interests in the Company) and that none of MPT and/or PRIMOTOP shall be required under this Agreement or under any financing document, to provide any guarantees, indemnities or other security on behalf of the Company and/or any other Group Company.

(d)

MPT and/or PRIMOTOP acknowledge that, in connection with the provision of Third Party Financing they shall (if requested by either Party) be entitled to receive the benefit of a pledge over the Company’s limited partner interest in the Luxembourg Partnership as security for any Shareholder Loan each such Shareholder shall have advanced (“LP Pledge”), subject to (i) the terms of such LP Pledge (and any ancillary documents in the nature of inter creditor or subordination arrangements and the like) being agreed with the Initial Bank (or successor/other bank under the Third Party Financing) and (ii) such pledge remaining at all times solely for their benefit or the benefit of one or more of their Affiliates.

4.4	Categories of shares

MPT and PRIMOTOP agree that the terms and conditions of the categories of shares to be created pursuant to the Shareholders' Agreement and to be held by each of them respectively shall reflect their agreement with respect to distribution rights, including, for the avoidance of doubt, pursuant to the provisions of Clause 11 (Administrative Costs) of the Shareholders' Agreement and MPT and PRIMOTOP agree to discuss in good faith such terms and conditions between the date of this Agreement and Completion.

4.5	Actions on Signature

On the date of this Agreement, the Parties shall comply with their respective obligations specified in Part A of Schedule 3.

4.6	RETT Notification

The Parties agree that MPT and/or the Company and/or the Partnership shall be entitled to file one or more RETT Notifications with the German Tax Authorities between the date of this Agreement and Completion and each Party undertakes from time to time to execute such documents and perform such acts as MPT and/or the Company and/or the Partnership may reasonably require for the purpose of such RETT Notifications, provided that MPT shall bear the relevant cost for such RETT Notifications and/or requested acts from PRIMOTOP.

4.7	MPT and PRIMOTOP Pre-Completion Actions
(a)	MPT and PRIMOTOP agree, between the date of this Agreement and Completion, to co-operate in good faith and use reasonable endeavours to agree:
(i)

by no later than 22 June 2018, noon CET, the form of the amended and restated articles of incorporation of the Company to be appended as Schedule 11 of this Agreement and as schedule 10 of the Shareholders' Agreement (the “Articles”), it being specified that the Article 2 "Purpose" shall be as set out in Schedule 11;

(ii)

the final form Net Asset Value Report Format to be appended as schedule 11 to the Shareholders’ Agreement, such format to be based on the agreed form draft appended to the Shareholders’ Agreement, with any reasonable amendments as agreed between MPT and PRIMOTOP;

(iii)

the final form information obligations to be set out at clause 4 of the Shareholders’ Agreement, including the contents, nature and timing of such information obligations, such clause to be replicated mutatis mutandis in the relevant provisions on reporting in the Management Agreement;

(iv)

the splitting of the form of the aggregated draft Business Plan and Annual Operating Budget into two separate documents comprising (i) the Business Plan, and (ii) the Initial  Annual Operating Budget, to be appended as schedules 3 and 4 to the Shareholders’ Agreement respectively;

(v)	the completion of any details required to finalise the MPT Shareholder Loan Agreement and/ or the PRIMOTOP Shareholder Loan Agreement; and
(vi)	the allocation of the Management Fee between the Group Companies in accordance with schedule 3 of the Management Agreement.
(b)

In the event that any of the items set out at Clause 4.7(a) above are not agreed between MPT and PRIMOTOP, in relation to 4.7(a)(i), by 22 June 2018, noon CET, and in relation to the remainder, by Completion:

(i)	in respect of the Articles:
(A)

an independent firm of Luxembourg lawyers of international standing as agreed to by MPT and PRIMOTOP (or failing agreement on the identity of such independent firm of Luxembourg lawyers within 3 Business Days following 22 June 2018, noon CET, such independent firm of Luxembourg lawyers of international standing appointed by the courts of the judicial district of Luxembourg judging in summary proceedings upon the application of MPT or PRIMOTOP) (the “Dispute Lawyers”) shall be instructed to deliver, by Completion, a determination of the matters remaining in dispute and the final form of the Articles, which shall be prepared (i) so as to be in compliance with the provisions of this Agreement and the Shareholders’ Agreement, and (ii) on the basis that only those provisions of this Agreement and the Shareholders’ Agreement required to be included in the Articles in order for the Articles to operate on a stand-alone basis shall be included; and

(B)	the provisions of Clause 7.2 shall apply as if references to the Dispute Auditor were to the Dispute Lawyers, and references to the Completion Accounts were to the Articles;
(ii)	the final form Net Asset Value Report Format shall be in the form of the agreed form draft;
(iii)	the final form information obligations to be set out at clause 4 of the Shareholders’ Agreement shall be in the draft form set out in clause 4 of the Shareholders’ Agreement;
(iv)	the aggregated draft Business Plan shall apply, and the Initial Annual Operating Budget shall be the cash flow of the Company in realtion to the year following Completion;
(v)	the applicable interest rate to be included in the MPT Shareholder Loan Agreement and the PRIMOTOP Shareholder Loan Agreement shall be 5.60%; and
(vi)	the Management Fee shall be allocated in accordance with the draft provisions set out at schedule 3 of the Management Agreement.
5.	CONDITIONS
5.1	Conditions to Completion

The agreement to subscribe for the PRIMOTOP Shares and to advance the PRIMOTOP Shareholder Loan to the Company, contained in Clause 2, is conditional upon the satisfaction of the following conditions (the “Conditions Precedent”) or their satisfaction subject only to Completion:

(a)	the Competent Competition Authority clearing the Transaction in accordance with Clause 5.2(a) (“Clearance”);
(b)

the entry into of the Third Party Financing Documents and satisfaction of all conditions precedent set out therein for a single advance of €655,000,000 to the Group on Completion, save for any condition precedent that can only be satisfied at Completion or which it is agreed by the relevant lender(s) will become a condition subsequent (provided that, for the avoidance of doubt, such agreement on conditions may not have the effect of reducing the amount of the advance made available in a single advance on or prior to Completion); and

(c)

completion of the Pre-Completion Reorganisation in accordance with the Transaction Step Plan, save for those transaction steps set out in 16 – 19 (inclusive) of the Transaction Step Plan, and for the avoidance of doubt, without any deviation thereof except with the prior written consent of PRIMOTOP.

5.2	Clearance
(a)

Clearance shall be deemed to have occurred if the Competent Competition Authority has cleared the transaction unconditionally or on conditions which MPT and PRIMOTOP accept in writing or Clearance is deemed to be obtained (i.e. because of the lapse of waiting periods or because jurisdiction has been declined).

(b)

The Parties shall be responsible for filing the application for Clearance for the Transaction with the Competent Competition Authority on behalf of all Parties and at the cost of MPT and PRIMOTOP (split 50/50).

(c)	MPT and PRIMOTOP shall co-operate in good faith in the preparation of the application as well as in any other submissions, discussions or negotiations with the

Competent Competition Authority. Each Party shall provide, without delay, all other Parties with copies of any correspondence with the Competent Competition Authority and with copies of any written statement, order, decision, communication and any inquiry or request for additional information it receives from the Competent Competition Authority, provided however, that no commercially sensitive information is shared between the Parties.

5.3	Responsibility for Satisfaction and Notification
(a)

MPT and PRIMOTOP shall act in good faith and use all reasonable endeavours to ensure that Clearance is obtained, provided that MPT and PRIMOTOP shall not be obliged to accept any conditions or obligations.

(b)

Without prejudice to Clause 4.3(b)(ii), MPT shall act in good faith and use all reasonable endeavours, and PRIMOTOP shall act in good faith and cooperate with MPT, to ensure that the Condition Precedent set out in Clause 5.1(b) is satisfied as soon as possible and, in any event, prior to the Long Stop Date.

(c)

MPT shall ensure that the Condition Precedent set out in Clause 5.1(c) is satisfied as soon as possible, subject to any reasonable timing implications relating to the finalisation of the Third Party Financing, and, in any event, prior to the Long Stop Date.

(d)

MPT shall keep PRIMOTOP regularly informed regarding the progress of, and/or any issue or delay arising in relation to, the Pre-Completion Reorganisation and in relation to the negotiation and entering into of the Third Party Financing Documents.

(e)	Each of MPT and PRIMOTOP shall give notice to the other of the satisfaction of any of the Conditions Precedent without delay upon becoming aware of the same.
5.4	Non-Satisfaction
(a)

The Conditions Precedent set out in Clauses 5.1(a) and 5.1(b) are not capable of being waived by any Party. The Condition Precedent set out in Clause 5.1(c) can only be waived by PRIMOTOP, without prejudice to any right to claim damages with respect to such Condition Precedent not being satisfied.

(b)

If the Unconditional Date has not occurred on or before the Long Stop Date (or such later date as the Parties may agree in writing), this Agreement shall automatically terminate (other than the Surviving Clauses) on the next Business Day.

(c)

In such event, no Party (nor any of its Affiliates) shall have any claim or right under this Agreement of any nature against the other Party (or any of its Affiliates) except in respect of: (i) a breach by a Party of its obligations under this Agreement including in particular under Clauses 5.3(a) to 5.3(e) above (in which case, the other Parties shall be entitled to remedies for breach of the relevant Clause by such Party); (ii) any rights and liabilities that have accrued before termination; or (iii) the Surviving Clauses.

6.	COMPLETION
6.1	Pre-Completion Actions
(a)

At least twenty (20) Business Days prior to the Completion Date, MPT shall provide PRIMOTOP with a draft of the Estimated Completion Accounts in accordance with Clause 7.1(a) and the calculation of the Estimated Net Asset Value (calculated by or on behalf of MPT acting reasonably and in good faith) (the “Estimated Net Asset Value Notification”).

(b)	During such period of twenty (20) Business Days, PRIMOTOP shall be entitled to discuss the draft Estimated Completion Accounts and the calculation of the Estimated

Net Asset Value with MPT and raise any comments and/or questions it may reasonably have on the draft of the Estimated Completion Accounts and the calculation of the Estimated Net Asset Value and to request any justification from MPT in this respect. For the avoidance of doubt, if there is any disagreement between the Parties regarding the draft Estimated Completion Accounts and/or calculation of the Estimated Net Asset Value, the Estimated PRIMOTOP Shares Subscription Amount will be calculated based on the draft Estimated Completion Accounts and the calculation of the Estimated Net Asset Value as provided by MPT in accordance with Clause 6.1(a).

(c)

Prior to the date hereof, MPT has provided PRIMOTOP with an email confirmation from MPT setting out the list of the Properties in respect of which MPT are co-insured, and a letter from McGriif, Seibels & Williams, Inc. (the insurance brokers for the Group Companies) setting out all the claims made under the insurance policies entered into by the MPT Group relating to the Properties since the inception of such insurance policies until the date hereof; MPT shall use reasonable endeavours to provide PRIMOTOP, within five (5) Business Days prior to the Completion Date, with an updated letter from McGriif, Seibels & Williams, Inc. setting out all the claims made under the insurance policies entered into by the MPT Group relating to the Properties since the inception of such insurance policies until the date of such letter.

6.2	Date and Place

Completion shall take place at the offices of Arendt & Medernach SA on the Completion Date or at such other place within the Grand Duchy of Luxembourg or on such other time or date as MPT and PRIMOTOP may agree in writing.

6.3	Completion Events

On Completion, the Parties shall comply with their respective Completion Obligations.

6.4	Payments on Completion
(a)	On Completion:
(i)

PRIMOTOP shall pay an aggregate amount in cash equal to the Estimated PRIMOTOP Shares Subscription Amount to the Company by telegraphic transfer of immediately available funds to the Company’s Account for the subscription for the PRIMOTOP Shares;

(ii)

the Deposit (plus or minus any accrued interest thereon (as applicable)) shall be released to the Company in part satisfaction of PRIMOTOP’s obligation to pay the PRIMOTOP Shareholder Loan Amount to the Company;

(iii)

PRIMOTOP shall pay an aggregate amount in cash equal to the PRIMOTOP Shareholder Loan Amount, less the amount of the Deposit (plus or minus any accrued interest thereon (as applicable)), to the Company by telegraphic transfer of immediately available funds to the Company’s Account; and

(iv)

PRIMOTOP shall pay an amount in cash equal to €945,043 to MPT by telegraphic transfer of immediately available funds to the bank account nominated by MPT, corresponding to PRIMOTOP’s portion of the costs of the VDD Reports prepared in the context of the Transaction which the Parties have agreed will be borne by PRIMOTOP plus the costs incurred in amending the articles of association or any other constitutional documents of the Group Companies in accordance with Clause 4.1(c) provided these costs have been booked in the Completion Accounts, reduced by the amount of any negative interest accrued on the Deposit (if any).

(b)	All sums payable under Clause 6.4(a) shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save as may be required by law.
(c)	For the avoidance of doubt, all costs and fees incurred in connection with the issuance of the Third Party Financing shall be the responsibility of, and be borne by, the Group.
6.5	Payment of MPT Distribution
(a)

Subject to applicable law, MPT and PRIMOTOP shall exercise all voting and other rights and powers available to them as shareholders in the Company so as to procure that the Company distributes an amount equal to the MPT Distribution to MPT in accordance with the terms of the Shareholders’ Agreement and this Clause 6.5.

(b)

Promptly following advance of the Third Party Financing to the Company, the Company shall distribute an amount equal to the Third Party Financing Amount to MPT, in part payment of the MPT Distribution, in the following priority:

(i)	payments of all interest on the MPT Shareholder Loan as at the date of such distribution;
(ii)	repayment of any principal on the MPT Shareholder Loan in an amount equal to the outstanding amount of principal on the MPT Shareholder Loan as at the date of such distribution minus €290,000,000; and
(iii)

interim dividend for the difference between the amount of the Third Party Financing Amount and the aggregate of the amounts referred to in points (i) and (ii) above; it being specified that the payment of such interim dividend shall be made net of any withholdings or deduction required by any applicable laws and that any withholdings or deduction shall be treated as amounts distributed to MPT under this Clause 6.5(b)(iii).

(c)

Promptly following Completion, the Company shall distribute an amount equal to the MPT Distribution minus the Third Party Financing Amount to MPT, in final payment of the MPT Distribution, in the following priority:

(i)	payments of all interest on the MPT Shareholder Loan as at the Completion Date (if any);
(ii)	repayment of any principal on the MPT Shareholder Loan in an amount equal to the outstanding amount of principal on the MPT Shareholder Loan as at Completion Date minus €290,000,000 (if any); and
(iii)

interim dividend for the difference between the amount of the MPT Distribution minus the Third Party Financing Amount and the aggregate of the amounts referred to in points (i) and (ii) above; it being specified that the payment of such interim dividend shall be made net of any withholdings or deduction required by any applicable laws and that any withholdings or deduction shall be treated as amounts distributed to MPT under this Clause 6.5(c)(iii).

6.6	Breach of Completion Obligations
(a)

If one of the Parties fails to comply with any of its Completion Obligation, MPT, in the case of non-compliance by PRIMOTOP, or PRIMOTOP, in the case of non-compliance by MPT or the Company, shall be entitled by written notice to the other served on or following the Completion Date:

(i)

to effect Completion so far as practicable having regard to the defaults which have occurred and without prejudice to its rights and the other Parties’ obligations and liabilities in relation to such default; or

(ii)	make time of the essence by:
(A)	specifying the details of the relevant non-compliance; and
(B)

fixing a new date for Completion (being not less than 20 Business Days after the date on which such notice is received by the non-complying Party) (the “New Completion Date”), in which case the provisions of Clause 6.1, 6.3, 6.4 of this Agreement and Part B of Schedule 3 of this Agreement shall apply to Completion as so deferred.

(b)

In the event that the non-compliance referred to in Clause 6.6(a) is not remedied by the New Completion Date, MPT in the case of non-compliance by PRIMOTOP and PRIMOTOP in the case of non-compliance by MPT or the Company may by written notice to the other served on or following the New Completion Date:

(i)

effect Completion so far as practicable having regard to the defaults which have occurred and without prejudice to its rights and the other Parties’ obligations and liabilities in relation to such defaults; or

(ii)	terminate this Agreement (other than the Surviving Clauses).
(c)	For the avoidance of doubt, nothing in this Clause 6.6 shall prejudice:
(i)	any other rights of PRIMOTOP under this Agreement in relation to a breach by MPT or the Company of a Completion Obligation; or
(ii)	any other rights of MPT under this Agreement in relation to a breach by PRIMOTOP of a Completion Obligation.
7.	POST-COMPLETION ADJUSTMENTS
7.1	Completion Accounts
(a)

MPT shall ensure that a draft of the Completion Accounts is prepared by MPT as soon as possible after Completion, in English as if a fiscal year had ended on the relevant Completion Date in the following manner (the “Draft Completion Accounts”):

(i)

in accordance with the applicable provisions of Luxembourg law, especially the generally accepted accounting principles in Luxembourg (Law of 19th December, 2002 on the register of commerce and companies and the accounting and annual accounts); and

(ii)

maintaining formal and material accounting consistency, in particular applying the valuation principles, uses of estimates as well as options to capitalise or to include items consistently with past practices.

(b)

Furthermore, MPT shall prepare the calculation of the Net Asset Value (the “Net Asset Value Statement”) as soon as reasonably practicable after Completion in accordance with the specific policies and adjustments set out in Part A of Schedule 4 and with the method set out in Part B of Schedule 4. In any event, the Draft Completion Accounts and the calculation of the Net Asset Value shall be provided to the Auditor on or before the date falling 60 Business Days after Completion. The Auditor shall audit the Draft Completion Accounts by applying the principles set forth in ISA 800 for compliance with the provisions of this Agreement and issue an unqualified auditor certificate (Prüfungsvermerk). Furthermore, the Auditor shall review the draft calculation of the Net Asset Value and issue an unqualified auditor certificate (Prüfungsvermerk). The Parties shall ask the Auditor to issue such certificates as soon as practicable and, to the extent possible, within thirty (30) Business Days after being provided with the Draft Completion Accounts.

(c)

The audited Draft Completion Accounts and the reviewed calculation of the Net Asset Value shall be delivered to PRIMOTOP on or before the date falling 5 Business Days after the date on which the Auditor has issued the unqualified auditor certificates (Prüfungsvermerks) referred to in Clause 7.1(b).

(d)

MPT and PRIMOTOP shall co-operate with each other with regard to the preparation, review, agreement or determination of the audited Draft Completion Accounts and reviewed calculation of the Net Asset Value.

(e)

MPT and the Company shall, subject to reasonable notice, make available during normal office hours to PRIMOTOP and its representatives and accountants all books, records and information (including access to personnel) as PRIMOTOP may reasonably require until the date that the Completion Accounts and the Net Asset Value are agreed or determined in accordance with this Agreement.

(f)

PRIMOTOP shall notify MPT in writing whether or not it accepts the audited Draft Completion Accounts and calculation of the Net Asset Value by no later than the date falling 30 Business Days after the date on which the audited Draft Completion Accounts and the calculation of the Net Asset Value are delivered to PRIMOTOP (the “CA Notice”). If the CA Notice confirms that PRIMOTOP agrees entirely with the audited Draft Completion Accounts and calculation of the Net Asset Value, then they shall be final and binding on the Parties for all purposes (and shall respectively constitute the Completion Accounts and calculation of the Net Asset Value for the purposes of this Agreement). If the CA Notice sets out that PRIMOTOP disagrees with the audited Draft Completion Accounts and calculation of the Net Asset Value, it will include reasonable details of the reasons for any disagreement and any suggested adjustment, together with, to the extent available, reasonable supporting evidence for each adjustment, including any relevant working papers (a “CA Objection Notice”).

(g)

If a CA Objection Notice is so served by PRIMOTOP during such 30 Business Day period, MPT and PRIMOTOP shall attempt in good faith to resolve any matters in dispute and agree a final form of the Draft Completion Accounts and the calculation of the Net Asset Value on or before the date falling 15 Business Days after the date on which MPT receives such CA Objection Notice. If the Draft Completion Accounts and the calculation of the Net Asset Value are so agreed by MPT and PRIMOTOP in such period, then they shall be final and binding on the parties for all purposes and the Completion Accounts as so agreed shall then constitute the Completion Accounts for the purposes of this Agreement. In the absence of agreement between MPT and PRIMOTOP within that time period (or such longer time period as MPT and PRIMOTOP may agree) (such period being the “Resolution Period”) an independent firm of chartered accountants of international standing as agreed to by MPT and PRIMOTOP (or failing agreement on the identity of such independent firm of chartered accountants within 5 Business Days from the end of the Resolution Period, such independent firm of chartered accountants of international standing appointed on the application of MPT or PRIMOTOP to the President for the time being of the

Institut des Réviseurs d’Entreprises de Luxembourg) (the “Dispute Auditor”) shall be instructed to deliver a determination of the matters remaining in dispute and a calculation of the Net Asset Value and revised Draft Completion Accounts adjusted only to take account of the matters determined by the Dispute Auditor within 40 Business Days (or such later date as MPT, PRIMOTOP and the Dispute Auditor agree in writing) of confirmation and acknowledgment by the Dispute Auditor of its appointment. The following shall apply once the Dispute Auditor has been appointed:

(i)

MPT and PRIMOTOP shall each prepare a written statement within 15 Business Days of the Dispute Auditor’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Dispute Auditor for determination and copied at the same time to the other;

(ii)

following delivery of their respective submissions, MPT and PRIMOTOP shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Dispute Auditor not later than 10 Business Days after receipt of the other’s submission and, thereafter, neither MPT nor PRIMOTOP shall be entitled to make further statements or submissions except insofar as the Dispute Auditor so requests (in which case it shall, on each occasion, give the other Party (unless otherwise directed) 10 Business Days to respond to any statements or submission so made); and

(iii)

in giving its determination, the Dispute Auditor shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the Draft Completion Accounts in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Completion Accounts.

(h)	As so revised, the Draft Completion Accounts and the calculation of the Net Asset Value shall then constitute the Completion Accounts and the Net Asset Value for the purposes of this Agreement.
(i)

Within 20 Business Days following the Completion Accounts and the calculation of the Net Asset Value becoming final for the purposes of this Agreement, the Seller shall provide PRIMOTOP with a copy of the Business Plan updated in order to take into account the Completion Accounts.

7.2	Dispute Auditor
(a)	The Dispute Auditor:
(i)	shall act as expert and not as arbitrator;
(ii)	shall decide on the procedure to be followed in the determination (provided that any such procedure does not conflict with any procedures set out herein); and
(iii)

shall be required only to determine those matters that this Agreement provides should be determined by it and deliver such determination and any calculation, statement or accounts required to be provided by it by this Agreement promptly and in writing to the Parties.

(b)

In the absence of fraud or manifest error, the decision of the Dispute Auditor and any determination and any calculation, statement or accounts required to be provided by it by this Agreement shall be final and binding on the Parties for all purposes.

(c)

MPT and PRIMOTOP shall each use reasonable endeavors to co-operate with the Dispute Auditor and to enable it to reach its determination within the time period set by this Agreement including by co-operating with any procedure set by this

Agreement and/or the Dispute Auditor. In particular, MPT and PRIMOTOP shall each provide and MPT shall procure that the Company provides, the other Party and the Dispute Auditor with or with access to all such documents and information as are in their possession or under their control, and access to all relevant personnel upon reasonable prior notice and during normal working hours, as may from time to time be requested by the Dispute Auditor in its absolute discretion.

(d)

MPT and PRIMOTOP shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Completion Accounts. The fees and expenses of the Dispute Auditor shall be borne by the Company to the fullest extent permitted by law.

7.3	Adjustments to Consideration

On the date falling 10 Business Days after the Completion Accounts and the Net Asset Value becomes final and binding on the parties in accordance with this Agreement:

(a)	if the amount of the Net Asset Value is less than the amount of the Estimated Net Asset Value:
(i)

MPT shall pay an amount equal to the Consideration Excess to the Company by way of  additional equity subscription, which shall be booked exclusively in the account 115 of the Luxembourg standard chart of account (apport en capitaux propres non rémunéré par des titres) of the Company with no corresponding issuance of Shares; and

(ii)

upon receipt by the Company of the Consideration Excess, MPT and PRIMOTOP shall procure, as far as they lawfully can, that a payment in an amount equal to the Consideration Excess is made by the Company to PRIMOTOP by way of repayment of the account 115 of the Luxembourg standard chart of account (apport en capitaux propres non rémunéré par des titres) and/or the Company’s share premium account, with no corresponding cancellation of Shares; or

(b)	if the amount of the Net Asset Value is greater than the amount of the Estimated Net Asset Value:
(i)

PRIMOTOP shall pay an amount equal to the Consideration Shortfall to the Company by way of an additional equity subscription, which shall be booked exclusively in the account 115 of the Luxembourg standard chart of account (apport en capitaux propres non rémunéré par des titres) of the Company with no corresponding issuance of Shares; and

(ii)

upon receipt by the Company of the Consideration Shortfall, MPT and PRIMOTOP shall procure, as far as they lawfully can, that a payment in an amount equal to the Consideration Shortfall is made by the Company to MPT by way of repayment of the account 115 of the Luxembourg standard chart of account (apport en capitaux propres non rémunéré par des titres) and/or the Company’s share premium account, with no corresponding cancellation of Shares,

(c)

if the difference between: (i) the sum of the amount of cash in the Estimated Completion Accounts exceeding the amount received by the Company following advance of the Third Party Financing net of any debt issuance costs and the other Estimated Current Assets (excluding cash): and (ii) the Estimated Current Liabilities is less than the difference between: (x) the sum of the amount of cash in the Completion Accounts exceeding the amount received by the Company following advance of the Third Party Financing net of any debt issuance costs and the other Current Assets (excluding cash); and (y) the Current Liabilities, MPT shall pay an amount equal to the positive difference between the latter and the former of these two amounts to the

Company by way of  additional equity subscription, which shall be booked exclusively in the account 115 of the Luxembourg standard chart of account (apport en capitaux propres non rémunéré par des titres) of the Company with no corresponding issuance of Shares;

(d)

if the difference between: (i) the sum of the amount of cash in the Estimated Completion Accounts exceeding the amount received by the Company following advance of the Third Party Financing net of any debt issuance costs and the other Estimated Current Assets (excluding cash); and (ii) the Estimated Current Liabilities is greater than the difference between: (x) the sum of the amount of cash in the Completion Accounts exceeding the amount received by the Company following advance of the Third Party Financing net of any debt issuance costs and the other Current Assets (excluding cash); and (y) the Current Liabilities, the Company shall pay to MPT an amount equal to the positive difference between the former and the latter of these two amounts by way of repayment of the account 115 of the Luxembourg standard chart of account (apport en capitaux propres non rémunéré par des titres) and/or the Company’s share premium account, with no corresponding cancellation of Shares;

all payments pursuant to this Clause 7.3 shall be made by telegraphic transfer of immediately available funds to the account nominated by PRIMOTOP, MPT or the Company (as applicable), free and clear of all set-offs and counterclaims and, with respect to the payments made to MPT or PRIMOTOP, net of any withholdings or deduction required by any applicable laws, it being specified that any withholdings or deduction shall be treated as amounts distributed to MPT or PRIMOTOP (as applicable) under this Clause 7.3.

8.	WARRANTIES
8.1	Warranties
(a)

Subject to Clause 8.2, MPT warrants to PRIMOTOP that the Warranties and the Tax Warranties are (and will be) true and accurate as at: (i) the date of this Agreement and (ii) the Completion Date (and at all times between the date of this Agreement and the Completion Date) as if they had been repeated at Completion immediately before the issuance of the PRIMOTOP Shares.

(b)

MPT acknowledges and agrees that PRIMOTOP has entered into this Agreement and will subscribe for the PRIMOTOP Shares and advance the PRIMOTOP Shareholder Loan in reliance upon the Warranties and the Tax Warranties.

(c)

Each of the Warranties and the Tax Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 5 or Schedule 7 or by anything in this Agreement.

(d)

Any Warranty or Tax Warranty qualified by the expression “so far as MPT is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual awareness and knowledge of Ed Aldag, Steve Hamner, Emmett Mclean, Robert Moss, Emilie Guirimand, Jean-Marc Mc Lean, James Kevin Hanna and Luke Savage.

(e)

PRIMOTOP acknowledges and agrees that MPT does not give or make any warranty or representation as to the accuracy of the Business Plan, forecasts, estimates, projections, statements of intent or statements of opinion provided to PRIMOTOP or any of its directors, officers, employees agents or advisers on or prior to the date of this Agreement, and that MPT has not provided any advice in relation to Tax to PRIMOTOP or any of its directors, officers, employees agents or advisers in connection with this Agreement, any other Transaction Document or any matter or thing to be done or omitted to be done in connection with this Agreement or any other Transaction Document.

(f)

PRIMOTOP agrees and undertakes to MPT and the Company that, except in the case of fraud and subject to applicable law, PRIMOTOP has no rights against, and shall not make any claim against any present or former employee, director, agent or officer of any of the Group Companies or any member of MPT’s Group on whom PRIMOTOP may have relied prior to entry into this Agreement or any other Transaction Document (including in relation to any information supplied or omitted to be supplied by any such person in connection with the Warranties, this Agreement or any other Transaction Document).

8.2	MPT’s Disclosures
(a)	The Warranties and the Tax Warranties are subject to the following matters:
(i)

any matter which is Fairly Disclosed in the Disclosure Letter or the Supplemental Disclosure Letter (as applicable) (whether specifically or in the documents or information included in the Disclosure Letter or the Supplemental Disclosure Letter, as applicable, by way of reference); and

(ii)

any matter or thing done or omitted to be done after the date of this Agreement as expressly contemplated and approved in this Agreement or otherwise at the express request in writing, or with the express prior approval in writing of, PRIMOTOP.

(b)

For the avoidance of doubt, none of the matters, events, acts or circumstances disclosed in the Disclosure Letter or the Supplemental Disclosure Letter will limit MPT’s obligations under this Agreement with respect to any Indemnity Losses or the Tax Covenant.

8.3	Notification

If, after the date of this Agreement, MPT or the Manager becomes aware:

(a)	that any of the Warranties or Tax Warranties was untrue or inaccurate in any respect as at the date of this Agreement;
(b)	of any event or matter which occurred prior to the date of this Agreement and which is likely to result in any of the Warranties or Tax Warranties being or becoming untrue or inaccurate; or
(c)

of any event or matter that occurs between the date of this Agreement and the Completion Date and which results in or is likely to result in any of the Warranties or Tax Warranties being or becoming untrue or inaccurate in any respect,

MPT shall notify PRIMOTOP in writing as soon as practicable (and in any event no later than 5 Business Days after having become aware of the like) setting out such details as are available or reasonably obtainable (a “Warranty Notification”).In the case of any failure by MPT to notify PRIMOTOP in accordance with this Clause 8.3, the time limitation periods set out in Clause 10.2 shall start only from the date that notification is actually provided or, if earlier, from the date on which PRIMOTOP otherwise becomes aware of the relevant facts, circumstance or event.

8.4	Warranty Material Inaccuracy
(a)

Should a Warranty Notification indicate that a Material Inaccuracy Event has occurred, or should PRIMOTOP otherwise become aware that a Material Inaccuracy Event has occurred (including, with respect to an Interim Material Inaccuracy Event, as a result of the disclosure of such Material Inaccuracy Event in the Supplemental Disclosure Letter), prior to the Completion Date, PRIMOTOP will be entitled by written notice to MPT (a “Material Inaccuracy Event Notice”), to:

(i)

confirm that it will effect Completion on the Completion Date, so far as practicable (without prejudice, subject to Completion, to the right of PRIMOTOP to make a Warranty Claim or a Tax Claim (as applicable) with respect to the relevant Material Inaccuracy Event unless, with respect to an Interim Material Inaccuracy Event, to the extent Fairly Disclosed in the Supplemental Disclosure Letter); or

(ii)

request that MPT remedies the relevant Material Inaccuracy Event promptly and in any event no later than the date falling 20 Business Days following receipt by MPT of a Material Inaccuracy Event Notice (the “Material Inaccuracy Remedy Period”);

(b)

Should PRIMOTOP request that MPT remedies the relevant Material Inaccuracy Event in accordance with Clause 8.4(a)(ii), MPT shall use all reasonable endeavours to remedy such matter, circumstance, act or event within the Material Inaccuracy Remedy Period. If MPT fails to do so, PRIMOTOP may terminate this Agreement (other than the Surviving Clauses).

(c)	For the avoidance of doubt, if PRIMOTOP elects to effect Completion on the Completion Date, so far as practicable, in accordance with Clause 8.4(a)(i):
(i)

neither PRIMOTOP nor any of its Affiliates shall have any claim or right under this Agreement of any nature against MPT or any of its Affiliates in relation to an Interim Material Inaccuracy Event to the extent Fairly Disclosed in the Supplemental Disclosure Letter, but

(ii)	PRIMOTOP (and its Affiliates) shall retain all its rights to make a claim under this Agreement in relation to a Pre-Signing Material Inaccuracy Event.
(d)	For the avoidance of doubt, PRIMOTOP shall, subject to Completion, have a right to make a Warranty Claim or a Tax Claim (as applicable):
(i)	with respect to any matter referred to in Clauses 8.3(a) and 8.3(b); and
(ii)

with respect to any matter referred to in Clause 8.3(c) provided that, with respect to a Warranty Claim only (excluding, for the avoidance of doubt, claims under the Tax Covenant), PRIMOTOP shall not have a right to make a Warranty Claim with respect to any matter that is Fairly Disclosed in the Supplemental Disclosure Letter.

8.5	PRIMOTOP’s Warranties

PRIMOTOP warrants to MPT that the PRIMOTOP Warranties:

(a)	are true and accurate as of the date of this Agreement; and
(b)	will be true and accurate at Completion (and at all times between the date of this Agreement and the Completion Date) as if they had been repeated at Completion.

9.	TAX
9.1	General

The provisions of Schedule 7 to this Agreement apply in relation to the matters to which they relate.

9.2	Effect

Part 1, Part 2 and Part 3 (excluding the Tax Covenant) and Part 4 of Schedule 7 shall come into effect on the date of this Agreement. The Tax Covenant shall come into effect on Completion. The Tax Warranties (Part 2 of Schedule 7) are given as of the date of this Agreement and as of the Completion Date (and at all times between the date of this Agreement and the Completion Date) as if they had been repeated at Completion immediately before the issuance of the PRIMOTOP Shares.

10.	MPT’S LIABILITY with respect to warranty CLAIMS

MPT's liability with respect to a Loss resulting from a matter, event, act or circumstance which results in any of the Warranties or Tax Warranties being untrue or inaccurate is subject to Completion and will be determined in accordance with the provisions of this Clause 10.

10.1	Financial Limitations for Warranty Claims
(a)

MPT shall not be liable for any individual Warranty Claim (or a series of Warranty Claims arising from substantially identical facts or circumstances) unless the amount of the liability in respect of that Warranty Claim (or a series of Warranty Claims arising from substantially identical facts or circumstances) exceeds €250,000.

(b)

MPT shall not be liable for any Warranty Claim unless the amount of the liability in respect of that Warranty Claim when aggregated with the amount of the liability in respect of all other Warranty Claims exceeds €1,000,000 in which event MPT shall be liable for the whole amount of such Warranty Claim, and not merely the excess.

(c)

The maximum aggregate liability of MPT in respect of all Warranty Claims is and shall not exceed in any way whatsoever €75,000,000, such amount being reduced to €25,000,000 on the date fifteen (15) months following Completion if no Warranty Claim has been made prior to that date (the "Warranty Cap").

10.2	Time Limitation for Claims

MPT shall not be liable for any Warranty Claim and/or Tax Claim unless a notice of the relevant claim is given by PRIMOTOP to MPT:

(a)	in the case of any Tax Claim (excluding a claim for breach of any Tax Warranty), by no later than 31 January 2026;
(b)	in the case of any Warranty Claim in respect of a Tax Warranty, within a period of 5 years from the Completion Date; and
(c)	in the case of any Warranty Claim in respect of a Warranty (excluding any Tax Warranty), within a period of 2 years from the Completion Date.

Any claim notified by PRIMOTOP to MPT pursuant to this Clause shall specify the matters set out in Clause 12.2.

10.3	Contingent Liabilities

MPT shall not be liable under this Agreement or the Tax Covenant in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

10.4	Losses

MPT shall not be liable under this Agreement or the Tax Covenant in respect of any indirect or consequential Losses, including, for the avoidance of doubt, any loss of profits (other than loss of rent or loss in respect of punitive damages).

10.5	Provisions

MPT shall not be liable for any Warranty Claim (excluding a Tax Claim, in respect of which the provisions of Schedule 7 shall apply) if and to the extent that provisions or reserves is made in the Completion Accounts for the matter giving rise to the claim or the liability was paid on or before Completion Date and the Completion Accounts reflected that payment and the Net Asset Value was reduced accordingly.

10.6	Matters Arising Subsequent to this Agreement

MPT shall not be liable for any Warranty Claim to the extent that the same would not have occurred but for:

(a)

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement (excluding, for the avoidance of doubt, Schedule 7 and excluding any matter or thing done or omitted to be done in relation to any Approved Transaction) or otherwise at the request in writing or with the approval in writing of PRIMOTOP;

(b)	any act or omission of PRIMOTOP or any member of PRIMOTOP’s Group, or their respective directors, officers, employees or agents or successors in title, after Completion;
(c)

the passing of, or any change in, after the Completion Date, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Tax or any imposition of Tax or any withdrawal of relief from Tax not actually (or prospectively) in effect at the date of this Agreement;

(d)	any change after the Completion Date of any generally accepted interpretation or application of any legislation; or
(e)

any change in accounting or Tax policy, bases or practice of PRIMOTOP introduced or having effect after Completion except where such change was necessary in order to comply with any applicable legal, regulatory, financial reporting or other requirement.

10.7	Insurance

MPT and PRIMOTOP shall procure, each within the limits of their powers under the Shareholders' Agreement, that all reasonable steps are taken to recover any Losses suffered by a Group Company pursuant to any relevant policy of insurance. MPT shall not be liable for any Warranty Claim and/or Tax Claim to the extent that the Losses suffered by a Group Company in respect of which such claim is made are covered, in whole or in part, by such policy of insurance and actual recovery is made under such policy of insurance.

10.8	Right to Recover
(a)

If, before MPT pays an amount in discharge of any Warranty Claim and/or Tax Claim, any Group Company recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party, including any third party responsible for the preparation of any VDD Report, a sum which indemnifies or compensates such Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of a claim, this sum (less any costs and expenses (including any Tax incurred in obtaining such recovery) shall be deducted, on an After Tax Basis, from the amount to be paid by MPT in relation to such claim, and MPT and PRIMOTOP shall procure that all reasonable steps are taken to make such recovery from any relevant third party.
(b)

If MPT has paid an amount in discharge of any Warranty Claim and/or Tax Claim and a Group Company recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party, including any third party responsible for the preparation of any VDD Report, a sum which indemnifies or compensates such Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, MPT and PRIMOTOP agree that the relevant Group Company shall pay to MPT as soon as practicable after receipt of such sum by the relevant Group Company, an amount equal to the lesser of:

(i)	the sum recovered from the third party less any costs and expenses (including any Tax) incurred in obtaining such recovery; and
(ii)	the amount already paid by MPT to PRIMOTOP or the relevant Group Company less any costs and expenses (including any Tax) incurred in obtaining such recovery.
10.9	Double Claims

PRIMOTOP shall not be entitled to recover from MPT under this Agreement or the Tax Covenant or the Shareholders’ Agreement more than once in respect of the same Losses or Indemnity Losses suffered and, without prejudice to the generality of the foregoing, MPT shall not be liable in respect of:

(a)

any breach of the Agreement if and to the extent that the Losses or Indemnity Losses (as relevant) resulting from or connected with such breach are or have been included in a claim under the Tax Covenant or the Shareholders’ Agreement which has been satisfied; or

(b)

a claim under the Tax Covenant if and to the extent that the Losses or Indemnity Losses (as relevant) in respect of which such claim was made are or have been included in a claim for breach of the Agreement or the Shareholders’ Agreement which has been satisfied.

In circumstances where PRIMOTOP would have claims for recovery of any Losses, Taxes or Indemnity Losses under several provisions under this Agreement, the Tax Covenant and/or the Shareholders' Agreement, it is agreed and understood that PRIMOTOP shall be free to choose the basis on which it wants to recover. Without prejudice to the no double recovery principle set out in this Clause 10.9, PRIMOTOP may make use of one or more provisions available to it to make a claim.

10.10	Mitigation of Losses and Indemnity Losses

MPT and PRIMOTOP shall procure that all reasonable steps are taken and all reasonable assistance is given (by them or by any of their Affiliates) to avoid or mitigate any Losses and/or Indemnity Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement (including, for the avoidance of doubt, the Tax Covenant), to the extent of their respective powers in accordance with this Agreement, the Shareholders’ Agreement, the Articles and the Management Agreement.

10.11	Fraud

None of the limitations contained in this Clause 10 or Part D of Schedule 7 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, dishonest or deliberate misstatement, gross negligence or concealment or other fraud by MPT or any other member of the MPT Group.

10.12	Calculation of Loss
(a)	The amount of any payment to be made by MPT to PRIMOTOP pursuant to this Clause 10 shall:
(i)	with respect to any Loss suffered or incurred by PRIMOTOP, be based on 100% of the Loss (on an After Tax Basis) determined pursuant to the provisions of this Agreement; and
(ii)

with respect to any Loss suffered or incurred by a Group Company, be calculated by applying PRIMOTOP’s Relevant Proportion at the date of payment to the amount of the Loss (on an After Tax Basis) determined pursuant to the provisions of this Agreement.

(b)

Any amount to be paid to the Company pursuant to Clause 10 shall be based on 100% of the Loss suffered or incurred by the relevant Group Company determined pursuant to the provisions of this Agreement and shall be made by way of  additional equity subscription, which shall be booked exclusively in the account 115 of the Luxembourg standard chart of account (apport en capitaux propres non rémunéré par des titres) of the Company with no corresponding issuance of Shares, provided that with respect to any Loss suffered or incurred by a Group Company for which MPT decides to pay the Company, only half of the amount paid by MPT to the Company shall be counted towards the Warranty Cap.

11.	Specific indemnity
11.1	Indemnity
(a)

MPT hereby undertakes, subject to Completion, to indemnify and hold harmless PRIMOTOP or, with respect to Indemnity Losses of a Group Company, PRIMOTOP or the Company (at MPT's option), on a euro for euro basis and on an After Tax Basis, from Indemnity Losses suffered or incurred by PRIMOTOP or any Group Company.

(b)

MPT's liability with respect to Indemnity Losses shall be limited to the aggregate of the PRIMOTOP Share Subscription Amount and the PRIMOTOP Shareholder Loan Amount (the “Indemnity Cap”), provided that, with respect to any Indemnity Loss suffered or incurred by a Group Company for which MPT decides to pay the Company, only half of the amount paid by MPT to the Company shall be counted towards the Indemnity Cap.

11.2	Limitations on Indemnification
(a)	Time Limitation for Claims

MPT shall not be liable for any Indemnity Losses Claim unless a notice of the relevant claim is given by PRIMOTOP to MPT: (i) within a period of 7 years from the Completion Date if such claim does not relate to Tax; or (ii) if such claim relates to Tax, by no later than 31 January 2026.

(b)	Provisions

MPT shall not be liable for any Indemnity Losses if and to the extent that provisions or reserves are made in the Completion Accounts for the matter giving rise to the claim or the liability was paid on or before the Completion Date and the Completion Accounts reflected that payment and the Net Asset Value was reduced accordingly.

(c)	Matters Arising Subsequent to this Agreement

MPT shall not be liable for any Indemnity Losses to the extent that the same would not have occurred but for:

(i)	any matter or thing done or omitted to be done at the request in writing of PRIMOTOP;
(ii)	any act or omission of PRIMOTOP or any member of PRIMOTOP’s Group, or their respective directors, officers, employees or agents or successors in title, after Completion;
(iii)

any change in accounting or Tax policy, bases or practice of PRIMOTOP introduced or having effect after Completion except where such change was necessary in order to comply with any applicable legal, regulatory, financial reporting or other requirement.

(d)	Insurance

MPT and PRIMOTOP, each within the limits of their powers under the Shareholders' Agreement, shall procure that all reasonable steps are taken to recover any Indemnity Losses suffered by a Group Company pursuant to any relevant policy of insurance. MPT shall not be liable for any Indemnity Losses to the extent that the Indemnity Losses suffered by a Group Company in respect of which such claim is made are covered, in whole or in part, by such policy of insurance and actual recovery is made under such policy of insurance.

(e)	Right to Recover
(i)

If, before MPT pays an amount in discharge of any claim for Indemnity Losses, PRIMOTOP and/or any Group Company recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party, including any third party responsible for the preparation of any VDD Report, a sum which indemnifies or compensates PRIMOTOP and/or the relevant Group Company (in whole or in part) in respect of such Indemnity Losses, this sum (less any costs and expenses (including any Tax incurred in obtaining such recovery) shall be deducted, on an After Tax Basis, from the Indemnity Losses, and MPT and PRIMOTOP, each within the limits of their powers under the Shareholders' Agreement, shall procure that all reasonable steps are taken to make such recovery from any relevant third party.

(ii)

If MPT has paid an amount in discharge of any claim for Indemnity Losses and PRIMOTOP and/or any Group Company recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party, including any third party responsible for the preparation of any VDD Report, a sum which indemnifies or compensates PRIMOTOP and/or the relevant Group Company (in whole or in part) in respect of such Indemnity Losses, MPT and PRIMOTOP agree that PRIMOTOP and/or the relevant Group Company (as applicable) shall pay to MPT as soon as practicable after receipt of such sum by PRIMOTOP and/or the relevant Group Company (as applicable), an amount equal to the lesser of:

(A)	the sum recovered from the third party less any costs and expenses (including any Tax) incurred in obtaining such recovery; and
(B)	the amount of Indemnity Losses already paid by MPT to PRIMOTOP or the relevant Group Company less any costs and expenses (including any Tax) incurred in obtaining such recovery.

11.3	Calculation of Indemnification
(a)	The amount of any payment to be made by MPT to PRIMOTOP pursuant to Clause 11.1 shall:
(i)	with respect to any Indemnity Loss suffered or incurred by PRIMOTOP, be based on 100% of the Indemnity Loss (on an After Tax Basis) determined pursuant to the provisions of this Agreement; and
(ii)

with respect to any Indemnity Loss suffered or incurred by a Group Company, be calculated by applying PRIMOTOP’s Relevant Proportion at the date of payment to the amount of the Indemnity Loss (on an After Tax Basis) determined pursuant to the provisions of this Agreement.

(b)

Any amount to be paid to the Company pursuant to Clause 11.1 shall be based on 100% of the Indemnity Loss suffered or incurred by the relevant Group Company determined pursuant to the provisions of this Agreement and shall be made by way of  additional equity subscription, which shall be booked exclusively in the account 115 of the Luxembourg standard chart of account (apport en capitaux propres non rémunéré par des titres) of the Company with no corresponding issuance of Shares.

12.	CLAIMS
12.1	Notification of Potential Claims

If PRIMOTOP or any Group Company becomes aware of any fact, matter or circumstance that may give rise to a claim against MPT under this Agreement (other than a Tax Claim, in respect of which the provisions of the Tax Covenant shall apply), PRIMOTOP shall as soon as reasonably practicable give a notice in writing to MPT setting out such information as is reasonably necessary to enable MPT to assess the merits of the claim and a failure from PRIMOTOP to comply with this Clause 12.1 shall not have any effect on MPT's liability under such claim. For the avoidance of doubt, any notification of a potential claim shall suspend the time periods provided in Clause 10.2 with respect to the subject matter of such potential claim, until such day as a notification of claim, specifying all the elements listed in Clause 12.2 is capable of being made by PRIMOTOP.

12.2	Notification of Claims under this Agreement

Notices of claims under this Agreement or the Tax Covenant shall be given by PRIMOTOP to MPT within the time limits specified in Clause 10.2 and shall specify all reasonable information in relation to the legal and factual basis of the claim and the evidence on which PRIMOTOP relies and setting out, to the extent reasonably possible, PRIMOTOP’s estimate of the amount of Losses which is, or is to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

12.3	Commencement of Proceedings

Any claim notified pursuant to Clause 12.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn twelve months after the notice is given pursuant to Clause 12.2 unless at the relevant time legal proceedings in respect of the claim have been commenced by being both issued and served.

12.4	Third-Party Claims

If a Warranty Claim is a result of, or is in connection with, a claim by or liability to a third party, MPT shall keep PRIMOTOP informed of the developments and progress of the claim and its defense and shall promptly provide PRIMOTOP, at its reasonable request, with a copy of all material notices, communications and filings (including court papers) relating to such claim and its defense.

13.	Payment
13.1	Timing

Any payment by MPT under Clause 10, Clause 11 or under Schedule 7 (to the extent concerning Tax Warranties) is due within ten (10) Business Days after agreement by the Parties on the amount of such payment or final determination in accordance with Clause 16.13 of the amount due hereunder. For the avoidance of doubt, in relation to the Tax Covenant, Schedule 7 Part 3 Clause 1.2 shall prevail.

13.2	After Tax Basis

Where MPT makes a payment under Clause 10 or Clause 11 to PRIMOTOP, MPT’s liability under shall not be increased as a result of payment being made on an After Tax Basis in circumstances where PRIMOTOP is resident in, or attributes such payment to a permanent establishment or taxable presence in, a jurisdiction other than Luxembourg or has assigned its rights under this Agreement to another person to the intent that MPT should only be liable to the extent that it would have been liable had PRIMOTOP not been so resident, so attributed a payment or assigned its rights.

14.	mpt termination right in case of a rett Law change or RETT Law Change Announcement
14.1	MPT Termination Right

It is expressly agreed that in the event of a RETT Law Change or a RETT Law Change Announcement which would be likely, in the reasonable opinion of MPT (having regard to any RETT tax advice obtained by MPT), and (in the case of a RETT Law Change Announcement) on the assumption that legislation is enacted pursuant to such RETT Law Change Announcement, to result in: (a) RETT being triggered on the subscription by PRIMOTOP of the PRIMOTOP Shares pursuant to this Agreement; and/or (b) the applicable holding periods under the RETTA (under sec. 1 para 2a RETTA and sec. 5 and 6 RETTA including as those provisions may be amended or replaced) being extended from the current five (5) year period to a period of ten (10) or more years (calculated from the date of Completion) becoming applicable to any Pre-Completion Reorganisation or the Transaction, MPT shall have the right to terminate this Agreement prior to Completion with immediate effect (the "MPT Termination Right"), by way of serving written notice  to this effect to PRIMOTOP in accordance with the provisions of Clause 16.9 (the "MPT Termination Notice").

14.2	Exercise of MPT Termination Right

If MPT exercises the MPT Termination Right:

(a)	The Deposit shall be released in accordance with the provisions of Clause 3.1.
(b)

MPT shall pay to PRIMOTOP, concomitantly with the delivery of the MPT Termination Notice, by telegraphic transfer of immediately available funds to the account nominated by PRIMOTOP, an amount of EUR 2,500,000 (inclusive of any VAT (if applicable at all)) corresponding to: (i) the estimate of the costs incurred by PRIMOTOP in relation to the Transaction; and (ii) the costs relating to the funding of the Deposit and the blocking of the amounts necessary to fund the PRIMOTOP Shares Subscription Amount and the PRIMOTOP Shareholder Loan Amount. For the avoidance of doubt, this amount shall be final and definitive between the Parties and neither MPT nor PRIMOTOP shall have any other obligation towards the other, without prejudice to any accrued rights of the Parties and to the Parties’ obligations and liabilities with respect to any prior default.

(c)

For the avoidance of doubt, PRIMOTOP shall not be liable to pay any amount to MPT including, for the avoidance of doubt: (a) any amount in relation to the change of the articles of association of the Group Companies in accordance with the provisions of

Clause 4.1(c); or (b) any amount relating to the costs of the VDD Reports in accordance with the provisions of Clause 6.4(a)(iv).
15.	CONFIDENTIALITY
15.1	Announcements
(a)

No announcement, public communication or circular in connection with the existence or the subject matter of this Agreement, any Transaction Agreement or any other agreement entered into pursuant to this Agreement shall be made or issued by or on behalf of any member of MPT’s Group or any member of PRIMOTOP’s Group without the prior written approval of MPT and PRIMOTOP (such approval not to be unreasonably withheld or delayed).

(b)	This shall not affect any:
(i)

announcement, communication or circular required by law or any governmental or regulatory body or the rules and regulations of any recognised stock exchange provided that the Party with an obligation to make an announcement or communication or issue a circular shall consult with the other Party insofar as is legally permissible and reasonably practicable before complying with such an obligation; or

(ii)	any communication with a Tax Authority reasonably required for the efficient management of the Tax affairs of the person making the communication or any of its Affiliates.
15.2	Confidentiality
(a)

Subject to Clause 15.2(b), the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement, any Transaction Agreement or any other agreement entered into pursuant to this Agreement which relates to:

(i)	the Transaction and/or the provisions of this Agreement, any Transaction Document and of any other agreement entered into pursuant to or in connection with any Transaction Document;
(ii)	the negotiations relating to the Transaction, any Transaction Document and any agreement entered into pursuant to or in connection with any Transaction Document;
(iii)	(in the case of MPT and the Company) any information relating to the business, financial or other affairs of PRIMOTOP’s Group; and
(iv)	(in the case of PRIMOTOP) any information relating to the business, financial or other affairs of MPT’s Group including, prior to Completion, the Group Companies.
(b)	Clause 15.2(a) shall not prohibit disclosure or use of any information if and to the extent:
(i)	the disclosure or use is required by law, any governmental or regulatory body or the rules and regulations of any recognised stock exchange;
(ii)	the disclosure or use is required to vest the full benefit of this Agreement or any Transaction Document in each of MPT, PRIMOTOP and the Company (as the case may be);

(iii)

the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement, any Transaction Document or any other agreement entered into under or pursuant to this Agreement;

(iv)	the disclosure is made to a Tax Authority and is reasonably required for the efficient management of the Tax affairs of the disclosing Party or any of its Affiliates;
(v)	the disclosure is made to statutory auditors, custodians or investors of a Party which are bound by a confidentiality duty (legal, professional or contractual);
(vi)	the disclosure is made to professional advisers of a Party (as the case may be) on terms that such professional advisers undertake to treat such information as strictly confidential;
(vii)

the disclosure is made to a potential purchaser of any of the shares and ownership interests of any Group Company or any Property or to a potential debt or equity funder of any of them, in each case on terms that such persons undertake to treat such information as strictly confidential;

(viii)	the information is or becomes publicly available (other than by breach of this Agreement);
(ix)	the other party has given prior written approval to the disclosure or use; or
(x)	the information is independently developed after Completion,

provided that prior to disclosure or use of any information pursuant to Clause 15.2(b)(i), (ii) or (iii), the Party concerned shall, where not prohibited by law, promptly notify the other Party of such requirement with a view to providing that other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

16.	OTHER PROVISIONS
16.1	Further Assurances
(a)

Each of MPT, PRIMOTOP and the Company shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of them may reasonably require to give effect to this Agreement and to give the other the full benefit of this Agreement.

(b)	Each of MPT, PRIMOTOP and the Company shall procure that its Affiliates comply with all obligations under the Agreement which are expressed to apply to any such Affiliate.
16.2	Whole Agreement
(a)

This Agreement and the other Transaction Documents together contain the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

(b)	PRIMOTOP agrees and acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.

(c)

Subject to applicable laws, each of the Parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

(d)	In Clauses 16.2(a) to 16.2(c), “this Agreement” includes the Tax Covenant, the Transaction Documents and all other agreements entered into pursuant to or in connection with this Agreement.
(e)	Nothing in this Clause 16.2 excludes or limits any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.
16.3	Assignment

None of the Parties may, without the prior written consent of the other, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement or any other Transaction Document.

16.4	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of MPT, PRIMOTOP and the Company.

16.5	Time of the Essence

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between MPT, PRIMOTOP and the Company.

16.6	Costs
(a)	MPT shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and all other agreements entered into pursuant to this Agreement.
(b)	PRIMOTOP shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and all other agreements entered into pursuant to this Agreement.
16.7	Stamp Duty, Fees and Taxes
(a)

PRIMOTOP shall bear the cost of all registration fees, stamp and transfer taxes and duties or their equivalents in all jurisdictions (including any RETT which may be incurred by any Group Company) provided such RETT is not comprised in an Indemnity Loss where such fees, taxes and duties are payable in respect of the subscription for the PRIMOTOP Shares pursuant to this Agreement but excluding any RETT which is chargeable as a result of a RETT Law Change (including a change with retraoactive effect). PRIMOTOP shall be responsible for arranging the payment of all such fees, taxes and duties if and to the extent such fees, taxes and duties shall be borne by PRIMOTOP in accordance with the previous sentence, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. PRIMOTOP shall indemnify MPT and the Group Companies against any Losses suffered by them or any member of MPT’s Group as a result of PRIMOTOP failing to comply with its obligations under this Clause 16.7(a).

(b)	MPT shall bear any RETT payable in respect of the subscription for the PRIMOTOP Shares pursuant to this Agreement which is chargeable as a result of a RETT Law

Change (such RETT, the "Change of Law RETT") and MPT shall be responsible for arranging the payment of any Change of Law RETT including fulfilling any administrative or reporting obligation imposed by Germany in connection with such payment. MPT shall indemnify PRIMOTOP and the Group Companies against any Losses suffered by them or any member of PRIMOTOP’s Group as a result of MPT failing to comply with its obligations under this Clause 16.7(b).

16.8	Interest

If either of MPT or PRIMOTOP default in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of 4% above the base rate from time to time of HSBC Bank plc. Such interest shall accrue from day to day and shall be compounded monthly.

16.9	Notices
(a)	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)	in writing;
(ii)	delivered by hand, email, recorded delivery or courier.
(b)	A Notice to MPT shall be sent to the following address, or such other person or address as MPT may notify to PRIMOTOP and the Company from time to time:

Address:          1000 Urban Center Drive, Suite 501, 35242, Birmingham, Alabama, USA

Attention:          Steve Hamner

(c)	A Notice to PRIMOTOP shall be sent to the following address, or such other person or address as PRIMOTOP may notify to MPT and the Company from time to time:

Address:            43-45 Allée Scheffer – 2520 Luxembourg

Attention:           Ronan Bodere

(d)	A Notice to the Company shall be sent to the following address, or such other person or address as the Company may notify to MPT and PRIMOTOP from time to time:

Address:           25, rue Philippe II, L-2340, Luxembourg, Grand Duchy of Luxembourg

Attention:           Luke Savage

(e)	Subject to Clause 16.9(f), a Notice shall be effective upon receipt and shall be deemed to have been received:
(i)	at 9.00 am on the third Business Day following the date of posting, in the case of recorded delivery,
(ii)	at the time of delivery, if delivered by hand or courier; or
(iii)	at the time of receipt, if sent by email.
(f)	Any Notice not received on a Business Day or received after 17:00 CET on any Business Day in the place of receipt shall be deemed to be received at 10:00 CET on the following Business Day.

16.10	Invalidity
(a)

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

(b)

To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 16.10(a), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 16.10(a), not be affected.

16.11	Waivers, Rights and Remedies

No failure or delay by MPT, PRIMOTOP or the Company in exercising any right or remedy provided by law or under this Agreement or any Transaction Document shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

16.12	Counterparts

This Agreement may be entered into in any number of counterparts. Each counterpart is an original, but all of which taken together shall constitute one and the same instrument. Each of MPT, PRIMOTOP and the Company may enter into this Agreement by signing any such counterpart.  Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

16.13	Governing Law and Submission to Jurisdiction
(a)	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with Luxembourg law.
(b)

Each of MPT, PRIMOTOP and the Company irrevocably agrees that the courts of the judicial district of Luxembourg (arrondissement judiciaire de Luxembourg) are to have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise out of or in connection with this Agreement and the agreements to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of MPT, PRIMOTOP and the Company irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

16.14	Effect of Termination of this Agreement
(a)

Any termination of this Agreement in accordance with its terms shall be without prejudice to any accrued rights of the Parties and to the Parties’ obligations and liabilities with respect to any prior default.

(b)	The following Clauses shall survive any termination of this Agreement in accordance with its terms: Clauses 1, 3.1(b), 3.1(c), 5.4, 14, 15 and 16 (the "Surviving Clauses").

IN WITNESS WHEREOF this Agreement has been duly executed.

Signed by MEDICAL PROPERTIES TRUST, LLC as general partner for and on behalf of MPT OPERATING PARTNERSHIP, L.P.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President & CFO

Signed for and on behalf of PRIMOTOP HOLDING S.À R.L.

By:	/s/ Laurent Flechet /s/ Ronan Bodere
Name:	Laurent Flechet Ronan Bodere
Title:	Managers of Primonial Luxembourg Fund Services, Management Company of Primotop Holding S.à r.l.

Signed for and on behalf of MPT RHM HOLDCO S.À R.L.

By:	/s/ Robert Moss /s/ Emilie Guirimand
Name:	Robert Moss Emilie Guirimand
Title:	Manager Manager